Consent of Independent Registered Public Accounting Firm
As the independent registered public accountants of Camden National Corporation and Subsidiaries, we hereby consent to the incorporation by reference in the registration statement (No. 333-204227) on Form S-4 and the registration statements (Nos. 333-207544, 333-181726, 333-108214, 333-106403, 333-68598 and 333-95157) on Form S-8 of our report dated March 10, 2015, with respect to the consolidated statement of condition of Camden National Corporation and Subsidiaries as of December 31, 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the December 31, 2015 annual report on Form 10-K of Camden National Corporation.

/s/ Berry Dunn McNeil & Parker, LLC
Berry Dunn McNeil & Parker, LLC

Portland, Maine
March 11, 2016